UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Steinway Musical Instruments, Inc.
(Name of Registrant as Specified In Its Charter)

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800 South Street

Suite 305

Waltham, Massachusetts 02453

(781) 894-9770

December 28, 2012

Dear Stockholder:

Our 2012 Annual Meeting of Stockholders will be held on Wednesday, January 30, 2013 at 1:30 p.m. at the Boston Marriott Newton, 2345 Commonwealth Avenue, Newton, Massachusetts. We invite you to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key personnel responsible for management of your Company and to respond to any questions you may have.

The formal Notice of Meeting, the Proxy Statement and the Proxy Card are enclosed. A copy of the Annual Report on Form 10-K describing the Company’s operations during the year ended December 31, 2011 is also enclosed.

We hope that you will be able to attend the meeting in person. Whether or not you plan to attend the meeting, please vote by mailing a completed Proxy Card or, if your Proxy Card or voter instruction form so indicates, by phone or Internet. Your shares will be voted at the meeting in accordance with your proxy.

If you have shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the proxy materials. If so, please sign and return each of the Proxy Cards you receive so that all of your shares may be voted. We look forward to seeing you at the meeting.

Very truly yours,

Michael T. Sweeney Chief Executive Officer

800 South Street

Suite 305

Waltham, Massachusetts 02453

(781) 894-9770

NOTICE OF 2012 ANNUAL MEETING OF STOCKHOLDERS

To Be Held January 30, 2013

Notice is hereby given that the 2012 Annual Meeting of Stockholders of Steinway Musical Instruments, Inc. (the “Company”) will be held on Wednesday, January 30, 2013 at 1:30 p.m. at the Boston Marriott Newton, 2345 Commonwealth Avenue, Newton, Massachusetts, for the following purposes:

1.              To elect eleven directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.              To hold a non-binding advisory vote on executive compensation;

3.              To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

4.              To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on December 7, 2012 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. All stockholders are urged to attend the meeting in person or by proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE VOTE BY MAILING A COMPLETED PROXY CARD OR, IF YOUR PROXY CARD OR VOTER INSTRUCTION FORM SO INDICATES, BY PHONE OR INTERNET. The Proxy is revocable and will not affect your right to vote in person in the event you attend the meeting.

By Order of the Board of Directors

Dennis M. Hanson Secretary

Waltham, Massachusetts
December 28, 2012

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the Securities and Exchange Commission, we are now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each stockholder of record. Instructions on how to access and review the proxy materials on the Internet can be found on the Proxy Card or voting instruction form sent to stockholders of record.

Important Notice Regarding the Availability of Proxy Materials

for the Stockholder Meeting to be Held on January 30, 2013

This Proxy Statement and our 2011 Annual Report on Form 10-K are available and can be accessed directly at the following Internet address: http://www.allianceproxy.com/steinwaymusical/2012.

If you received your 2012 Annual Meeting materials by mail, we encourage you to sign up to receive your stockholder communications by e-mail. With electronic delivery, you will be notified by e-mail as soon as the Annual Report on Form 10-K and Proxy Statement are available on the Internet, and you can easily submit your stockholder votes online. If you are a registered holder (i.e. you hold your shares in your own name through our transfer agent, Continental Stock Transfer & Trust, or you have stock certificates), visit http://www.cstproxyvote.com to enroll.

Your electronic delivery enrollment will be effective until you cancel it. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, please call Continental Stock Transfer & Trust at (917) 262-2373 or revisit http://www.cstproxyvote.com to change your delivery preference.

If you hold your stock through a bank or broker, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet and how to change your elections.

Your Vote is Important.

Please vote as promptly as possible by using the Internet or by signing, dating and mailing the enclosed Proxy Card.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

Solicitation and Revocation of Proxies

The enclosed proxy is solicited by and on behalf of the Board of Directors of Steinway Musical Instruments, Inc. (the “Company”) for use in connection with the 2012 Annual Meeting of Stockholders to be held on the 30th day of January, 2013 at 1:30 p.m. EST (the “Annual Meeting”) and at any and all adjournments thereof.

The persons named as proxies were designated by the Board of Directors and are officers and/or directors of the Company. Any proxy may be revoked or superseded by executing a proxy bearing a later date or by giving notice of revocation in writing prior to, or at, the Annual Meeting, or by attending the Annual Meeting and voting in person. All proxies which are properly completed, signed and returned to the Company prior to the meeting, and not revoked, will be voted in accordance with the instructions given in the proxy. If a choice is not specified in the proxy, the proxy will be voted FOR the election of the director nominees listed below, FOR the approval of the compensation of the Company’s Named Executive Officers, and FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

This Proxy Statement and the accompanying Proxy Card are being delivered to stockholders on or about December 28, 2012. The entire cost of the solicitation of proxies will be borne by the Company. Expenses will also include reimbursements paid to brokerage firms and others for their reasonable expenses incurred in forwarding solicitation material regarding the meeting to beneficial owners of the Company’s Common Stock. The original solicitation of proxies will be by mail. In addition, some of the officers, directors and employees of the Company may solicit proxies personally or by telephone, fax or e-mail.

Voting at the Meeting

Only stockholders of record at the close of business on December 7, 2012 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. As of December 7, 2012, there were 12,458,614 shares of Ordinary Common Stock outstanding. Each holder of Ordinary Common Stock entitled to vote at the Annual Meeting will be entitled to one vote per share. The holders of the Ordinary Common Stock do not have cumulative voting rights. The stockholders of the Company have no dissenters or appraisal rights in connection with any of the items scheduled to be presented to the stockholders at the Annual Meeting.

Vote Required

The election of director nominees requires a plurality of the votes cast in person or by proxy at the Annual Meeting. Under Delaware law, the Certificate of Incorporation and the Company’s by-laws, shares as to which a stockholder abstains or withholds from voting on the election of directors, and shares as to which a broker indicates that it does not have discretionary authority to vote (“broker non-votes”) on the election of directors will not be counted as voting thereon and, therefore, will not affect the election of the nominees receiving a plurality of the votes cast.

The approval of the compensation of the Company’s Named Executive Officers is an advisory vote; therefore, no minimum vote is required for such proposal. Abstention and broker non-votes will have no effect on the outcome of the vote.

The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the 2012 fiscal year requires the affirmative vote of the holders of at least a majority of the aggregate votes cast at the Annual Meeting. Under Delaware law, the Certificate of Incorporation and the Company’s by-laws, shares as to which a stockholder abstains or withholds from voting on the ratification of independent registered public accounting firms, and broker non-votes have the same effect as a vote against such ratification.

ELECTION OF DIRECTORS

The Company’s Amended and Restated By-Laws fix the number of directors at not less than three and not more than eleven, with the exact number to be set by resolution of the Board of Directors. Except as set forth below, persons named as proxies may not vote for the election of any person to the office of director for which a bona fide nominee is not named in the Proxy Statement. All nominees have consented to serve as directors for the ensuing year and have previously served as directors of the Company. Although the Board of Directors does not believe that any of the nominees will be unable to serve, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named in the enclosed proxy will vote for any substitute nominee designated by the Board of Directors.

Information Regarding the Nominees

Set forth below are the names, positions held, ages and brief accounts of the business experience for each of the persons to be nominated as a director by the Board of Directors at the Annual Meeting.

Nominees for Directors for Terms Expiring in 2013

Michael T. Sweeney (age 54). Mr. Sweeney has served as a director of the Company since April 2011, Chairman of the Board since July 2011 and President and Chief Executive Officer since October 2011. He is Chairman of the Board of Star Tribune Media Holdings, the holding company for the Minneapolis Star Tribune. He is also a partner of the private equity firm Goldner Hawn Johnson & Morrison, where he once served as its Managing Partner. Prior to his career in private equity, Mr. Sweeney served as the president of Starbucks Coffee Company (UK) Ltd. He presently serves as a director of First Solar, Inc. The Company believes that Mr. Sweeney’s financial and business expertise, including capital markets, combined with his Company and investment banking experience, give him the qualifications and skills to serve as director.

Thomas Kurrer (age 63).  Mr. Kurrer, President of Steinway & Sons Worldwide will retire on December 31, 2012. He became a director of the Company upon his appointment as President in 2008. He joined the Company in 1989 as Managing Director of Steinway-Germany and undertook responsibility for all of Steinway & Sons’ operations outside the Americas in 1994. Prior to joining the Company, he held various positions of increasing responsibility with the Otto Wolff-Group, a conglomerate of steel and machinery equipment companies, with his last position as their Managing Director of Wirth GmbH. From 1976 to 1978, Mr. Kurrer was employed by the German-American Chamber of Commerce in New York. The Company believes that Mr. Kurrer’s management and operations expertise, combined with over 20 years of Company and industry experience, give him the qualifications and skills to serve as director.

John M. Stoner, Jr. (age 59).  Mr. Stoner became a director of the Company upon his appointment as President of Conn-Selmer, Inc. in 2002. Prior to that, Mr. Stoner spent 25 years with True Temper, Inc., a manufacturer of non-powered lawn and garden tools, where he held various positions of increasing responsibility. In 1995, he was appointed as True Temper’s President and in 1999, after the acquisition of True Temper, became the

President and Chief Executive Officer of Ames True Temper. The Company believes that Mr. Stoner’s management and operations expertise, combined with his Company and industry experience, give him the qualifications and skills to serve as director.

Edward Kim (age 71).  Mr. Edward Kim became a director of the Company in April 2011. He is the founder, Chairman and Chief Executive Officer of New Pride Corporation, a global intermodal logistics services company. Under Mr. Kim’s direction, New Pride became the first U.S.-based company listed on the KOSDAQ market of the Korea Exchange. The Company believes that Mr. Kim’s management and operations expertise, combined with his global expertise, give him the qualifications and skills to serve as director.

Jong Sup Kim (age 65).  Mr. Jong Sup Kim became a director of the Company in November 2009. He is the chairman of Samick Musical Instruments Co., Ltd. Mr. Kim also serves as the chairman of Speco Co., Ltd., one of Korea’s leading road building machinery companies. The Company believes that Mr. Kim’s management and operations expertise, combined with his global industry experience and expertise, give him the qualifications and skills to serve as director.

Joon W. Kim (age 46).  Mr. Joon Kim became a director of the Company in October 2011. He is Managing Principal and founder of M5 Investments and has been providing investment advisory and asset management services to institutional and high net-worth clients since 1993, focusing on investments in the high-tech sector and special situations. Previously, Mr. Kim worked as a management consultant for Temple, Barker & Sloan (presently Oliver Wyman) and as a summer associate for Union Bank of Switzerland (UBS). The Company believes that Mr. Kim’s financial and business expertise, including designation as a Certified Financial Analyst, combined with his investment advisory and asset management experience, give him the qualifications and skills to serve as director.

Kyle R. Kirkland (age 50).  Mr. Kirkland has served as a director of the Company since 1993 and served as Chairman of the Board from 1996 to 2011. He has been a principal of Kirkland Messina, Inc. since 1994. Prior to that, Mr. Kirkland was a Senior Vice President of an investment bank where he was responsible for its private placement financing activities. The Company believes that Mr. Kirkland’s financial and business expertise, combined with over 15 years of Company and industry experience, give him the qualifications and skills to serve as director.

Don Kwon (age 38).  Mr. Kwon became a director of the Company in April 2011. He is the Managing Partner at Michigan Venture Capital, a private equity firm based in Seoul, Korea. Mr. Kwon specializes in media and entertainment investments. He serves on the board of various portfolio companies serving the technology, online media, and retail consumer sectors. Prior to joining Michigan, Mr. Kwon worked for nearly a decade in investment banking. The Company believes that Mr. Kwon’s financial and business expertise, including capital markets, combined with his global investment banking experience, give him the qualifications and skills to serve as director.

David Lockwood (age 53).  Mr. Lockwood became a director of the Company in January 2008. He serves as President and Chief Executive Officer and director of EnergySolutions, Inc., a leader in safe recycling, processing and disposal of nuclear material. He is a founding member and current Managing Partner of VA SmallCap Partners, LLC; ValueAct SmallCap Management, LLC; and ValueAct SmallCap Master Fund, L.P. Prior to his tenure with ValueAct, Mr. Lockwood was Chairman and Chief Executive Officer of Liberate Technologies, a provider of software for digital cable systems. Before serving at Liberate Technologies, he was Vice Chairman and Chief Executive Officer of Intertrust, a company which develops and licenses intellectual property. The Company believes that Mr. Lockwood’s financial and business expertise, including capital markets, combined with his management and investment banking experience, give him the qualifications and skills to serve as director.

Dana D. Messina (age 51).  Mr. Messina has served as a director of the Company since 1993 and served as President and Chief Executive Officer from 1996 to 2011. He has been a principal of Kirkland Messina, Inc. since

1994. Prior to that, Mr. Messina was a Senior Vice President of an investment bank where he was responsible for all of its corporate finance and merchant banking activities. The Company believes that Mr. Messina’s financial and business expertise, combined with over 15 years of Company and industry experience, give him the qualifications and skills to serve as director.

Gregory S. Wood (age 54).   Mr. Wood became a director of the Company in October 2011. He is Executive Vice President & Chief Financial Officer of EnergySolutions, Inc., a leader in safe recycling, processing and disposal of nuclear material. Prior to joining EnergySolutions, Mr. Wood held chief financial officer roles at numerous public and private companies, including Actian Corporation, Silicon Graphics, Liberate Technologies, and InterTrust Technologies. The Company believes that Mr. Wood’s financial management and business expertise, including financial statements analysis, establishment and maintenance of internal controls and financial reporting, and experience as chief financial officer of public companies, give him the qualifications and skills to serve as director.

Each director of the Company is elected to serve for a period of one year or until his successor is duly elected and qualified. For information regarding the beneficial ownership of Ordinary Common Stock by nominee, see “Principal Stockholders” on page 27.

Meetings of the Board of Directors

The Board of Directors (“the Board”) is comprised of a majority of independent directors. The Board has determined that Messrs. Edward Kim, J.S. Kim, Joon Kim, Kwon, Lockwood and Wood are all independent according to applicable rules of the Securities and Exchange Commission (“SEC”) and the listing standards of the New York Stock Exchange (“NYSE”). The Board made this determination after discussions with the directors and review of their responses to questions regarding employment and transaction history, affiliations, and family and other relationships.

The Board of Directors met on 15 occasions and took action by unanimous written consent 4 times during 2011. Non-management directors’ meetings are normally held regularly throughout the year. Stockholders can communicate with non-management directors at the Company’s Annual Meeting of Stockholders or as described in the section “Communications with Stockholders of the Company” on page 6. In addition to the meetings of the full Board, directors also took action through Board committees. The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. None of the members of the Board of Directors participated in less than 75% of the meetings held by the Board of Directors or of the total number of meetings held by all committees of the Board of Directors on which various members served during the year ended December 31, 2011. While the Company does not have a policy requiring the members of the Board of Directors to attend its annual meetings of stockholders, several of its directors do attend the Annual Meeting. The current members of each of the Board of Directors’ committees are listed below.

The Audit Committee

The members of the Audit Committee are Chairman Gregory Wood and Messrs. Edward Kim and David Lockwood, each of whom is an “independent director” as defined by the NYSE’s listing standards. The Board has determined that Mr. Wood is an “audit committee financial expert” as defined in the applicable regulations of the SEC. Mr. Wood is a Certified Public Accountant with an accounting degree from the University of San Diego and a Juris Doctor degree from the University of San Francisco. The Board deemed Mr. Wood’s role as Chief Financial Officer of a number of public and private companies, as well as his experience of over 30 years in financial management, including analysis of financial statements, review of outside auditors’ management letters, establishment and maintenance of internal controls and financial reporting and involvement with analysts, rating agencies, auditors and management with respect to quarterly earnings, significant management estimates and other accounting matters, as relevant to his financial expert qualifications. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices and controls of the Company. The Audit Committee met 8 times and took action by unanimous written consent twice during 2011. The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at http://www.steinwaymusical.com/content/audit_committee_charter.htm.

The Compensation Committee

The members of the Compensation Committee are Chairman David Lockwood and Messrs. Edward Kim and Don Kwon, each of whom is an “independent director” as defined by the NYSE listing standards. The Compensation Committee sets the compensation for the executive officers of the Company and evaluates and administers the Company’s compensation programs. On July 18, 2011, the Company’s Option Committee was merged with and into the Compensation Committee. The Compensation Committee is now responsible for administering the Steinway Musical Instruments, Inc. 2006 Stock Compensation Plan, the 1996 Stock Compensation Plan, as amended, and the 2006 Employee Stock Purchase Plan. The Compensation Committee met 6 times and took action by unanimous written consent 5 times during 2011. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on the Company’s website at http://www.steinwaymusical.com/content/compensation_committee_charter.htm.

The Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Chairman David Lockwood and Messrs. Don Kwon and Gregory S. Wood, each of whom is an “independent director” as defined by the NYSE listing standards. The Nominating and Corporate Governance Committee is appointed by the Board of Directors of the Company to: (i) identify individuals qualified to become members of the Board consistent with the criteria approved by the Board; (ii) recommend that the Board selects the director nominees to stand for election at each annual meeting of the Company’s stockholders; (iii) develop and recommend to the Board a set of Corporate Governance Guidelines for the Company; (iv) oversee the evaluation of the Board and management; and (v) evaluate annually the performance of the Nominating and Corporate Governance Committee and the Board. The Nominating and Corporate Governance Committee considers candidates identified by the Nominating and Corporate Governance Committee’s own members or referrals from other board members, management, or outside sources, including candidates recommended by stockholders. The Nominating and Corporate Governance Committee considers and reviews all candidates in the same manner regardless of the source of the recommendation. (For information on how to propose a candidate to the Nominating and Corporate Governance Committee and on the requirements for a stockholder’s own nomination of a director, see “Stockholder Proposals” below.) In evaluating proposed candidates, the Nominating and Corporate Governance Committee may review their résumés, obtain references and conduct personal interviews. The Nominating and Corporate Governance Committee considers, among other factors, the candidate’s experience, leadership qualities, integrity, diversity, ability to exercise mature judgment, independence, broad-based business skills, a global business and social perspective and commitment to representing the long-term interests of the stockholders of the Company. The Nominating and Corporate Governance Committee also assists the Board in reviewing developments related to corporate governance issues, generally advising the Board (as a whole) on corporate governance matters, reviewing regularly and reassessing the adequacy of the Company’s Corporate Governance Guidelines and recommending to the Board any changes to such guidelines. The Nominating and Corporate Governance Committee met 3 times and took action by unanimous written consent once during 2011. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on the Company’s website at http://www.steinwaymusical.com/content/nominating_and_corporate_governance_c.htm.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee Directors or be an employee. The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its stockholders. Currently, Mr. Sweeney serves as a Director, the Chairman of the Board and the Chief Executive Officer, and the Company does not have a lead independent director. The Board of Directors believes this is the most appropriate structure for the Company at this time as it makes the best use of Mr. Sweeney’s skills and experience.

Board’s Role in the Oversight of Risk Management

In fulfilling its risk oversight role, the Board of Directors focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes that an effective risk management system will (i) adequately identify the material risks to the Company, (ii) monitor the effectiveness of the risk-mitigating policies and procedures (and implement if necessary), and (iii) provide management with information on risk and the risk management process in order to make better business decisions.

The Board has tasked the Audit Committee with the responsibility of the risk management system. The Audit Committee’s objective is to strive to generate serious and thoughtful attention to the Company’s risk management process, the nature of material risks affecting the Company, and the adequacy of the Company’s policies and procedures designed to address and, where appropriate, mitigate these risks. To achieve these objectives, the Audit Committee (i) has tasked the Internal Audit department to facilitate a risk self-assessment with senior managers to identify material strategic, operational, financial and compliance risks, (ii) will receive information and reports from the Internal Audit department and other management personnel on a routine basis monitoring results of the Company’s risk management policies and procedures, and (iii) if necessary, will schedule additional time for periodic reviews of the adequacy of the Company’s risk management process with the Internal Audit department and other management personnel.

Corporate Governance

The Company has adopted a written Code of Ethics and Professional Conduct to provide guidance to its directors, officers and employees on matters of business ethics and conduct, including compliance standards, business conduct, conflicts of interest, as well as identification, reporting, and resolution of issues. The Company has posted this code, along with its Corporate Governance Guidelines, Audit Committee Charter, Compensation Committee Charter, and Nominating and Corporate Governance Committee Charter, on its website at www.steinwaymusical.com. This information will be made available in print free of charge to any stockholder who requests it by contacting the Corporate Communications Department at Steinway Musical Instruments, Inc., 800 South Street, Suite 305, Waltham, Massachusetts 02453, (781) 894-9770 or at ir@steinwaymusical.com.

Communications with Stockholders of the Company

Stockholders have the opportunity to communicate with the members of the Board of Directors at the Annual Meeting of Stockholders. In addition, non-management directors as a group have instructed the Company that interested parties can communicate directly with the non-management directors, by mail addressed to the Non-Management Directors at the Company’s headquarters in Waltham, Massachusetts or by e-mail at nonmanagementdirectors@steinwaymusical.com. The Company’s website has pages titled “Contact Non-Management Directors” and “Contact Audit Committee” under the “About Us” tab in the section titled “Corporate Governance” that details these communication options.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

Unless a contrary indication is made on the enclosed Proxy Card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the election of each director.

MANAGEMENT

Executive Officers and Directors of the Company

Set forth below are the names, ages, positions held and brief accounts of the business experience for each executive officer, division president and director of the Company.

Name	Age	Position
Michael T. Sweeney	54	Chairman of the Board, Chief Executive Officer, and Director
Dennis M. Hanson	58	Senior Executive Vice President
Thomas Kurrer	63	President, Steinway & Sons Worldwide and Director
John M. Stoner, Jr.	59	President, Conn-Selmer and Director
Ronald Losby	57	President, Steinway & Sons-Americas
Edward Kim	71	Director
Jong Sup Kim	65	Director
Joon W. Kim	46	Director
Kyle R. Kirkland	50	Director
Don Kwon	38	Director
David Lockwood	53	Director
Dana D. Messina	51	Director
Gregory S. Wood	54	Director

For biographical information concerning Michael T. Sweeney, Thomas Kurrer, John M. Stoner, Jr., Edward Kim, Jong Sup Kim, Joon W. Kim, Kyle R. Kirkland, Don Kwon, David Lockwood, Dana D. Messina and Gregory S. Wood, see “Nominees for Directors for Terms Expiring in 2013” on page 2.

Dennis M. Hanson, Senior Executive Vice President. Mr. Hanson serves as the Company’s Chief Financial Officer, General Counsel and Secretary. He joined Steinway in 1988 as Vice President of Finance and assumed duties as General Counsel in 1993. Prior to that, Mr. Hanson worked at Computervision Corporation, where he held various financial positions including Vice President of Audit. Mr. Hanson started his career in public accounting at Haskins and Sells in 1976.

Ronald Losby, President, Steinway & Sons-Americas. Mr. Losby has served as President, Steinway & Sons-Americas since 2008. He joined the Company in 1987 as District Sales Manager for the Midwestern region of the United States. In 1998, Mr. Losby became Managing Director of Steinway U.K. In 2005, Mr. Losby assumed responsibility for the Company’s retail showrooms in Germany as Steinway’s Director of European Retail Stores. Prior to joining Steinway & Sons, he held retail management positions at The Wurlitzer Company and Baldwin Piano & Organ Company.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of the Board of Directors is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy. The Compensation Committee ensures that the total compensation for executive officers is fair, reasonable and competitive. The current members of the Compensation Committee are Chairman David Lockwood and Messrs. Edward Kim and Don Kwon, each of whom is an “independent director” as defined by the listing standards of the New York Stock Exchange.

The following Compensation Discussion and Analysis should be read in conjunction with the report of the Compensation Committee, which immediately follows.

Compensation Philosophy and Objectives

The objectives of the Company’s executive compensation program are to (i) attract and retain highly qualified individuals, (ii) recognize individual, business segment, and Company performance and behavior consistent with the Company’s values, and (iii) align senior managers’ financial interests with the long-term interests of the Company’s stockholders through stock ownership. To achieve these objectives, the Compensation Committee believes that variable compensation paid to executive officers, such as bonuses, should be closely linked to the achievement of annual and long-term performance goals. The Compensation Committee designs compensation packages based upon individual, business segment, and Company performance that reward and motivate the Company’s executive officers to achieve strategic business objectives and to continue to perform at the highest levels. In keeping with the Company’s executive compensation philosophy and objectives, an appropriate portion of the total compensation awarded to executive officers is performance-based and equity-based.

In order to achieve its objectives, the principal elements of the Company’s compensation program for its executive officers are annual salary, performance bonuses, long-term incentive awards in the form of stock option grants and restricted stock awards, retirement benefits, and perquisites and other personal benefits.

Setting Executive Compensation

The Compensation Committee is responsible for determining the compensation of the Chairman, Chief Executive Officer and other executive officers. For the fiscal year ended December 31, 2011 the Company’s Named Executive Officers were Mr. Dana D. Messina, who served as President and Chief Executive Officer of the Company until October 24, 2011, and as director of the Company thereafter; Mr. Kyle R. Kirkland, who served as the Chairman of the Company until July 1, 2011, and as director of the Company thereafter; Mr. Michael T. Sweeney, who has served as President and Chief Executive Officer of the Company since October 24, 2011; Mr. Dennis M. Hanson, Chief Financial Officer, General Counsel and Senior Executive Vice President; Mr. Thomas Kurrer, President of Steinway & Sons Worldwide and director of the Company; Mr. Ronald Losby, President of Steinway & Sons-Americas; and Mr. John M. Stoner, Jr., President of Conn-Selmer, Inc. and director of the Company. The Compensation Committee evaluates and makes determinations annually concerning each Named Executive Officer’s base salary, short-term incentive compensation and long-term incentive compensation. Compensation decisions are made based on each Named Executive Officer’s past performance as well as expectations of future performance, with a view towards ensuring that each officer’s total compensation is competitive and reasonable. In evaluating the performance and expectations for future performance of each Named Executive Officer, the Compensation Committee takes into consideration the recommendation of the Chief Executive Officer and, when appropriate, other senior officers.

The Compensation Committee’s decisions on compensation for the Company’s Named Executive Officers are based primarily upon the Compensation Committee’s assessment of each individual’s performance, supplemented by input from outside professional consultants. To reach decisions on compensation for Mr. Sweeney, the Compensation Committee examined several additional factors, such as the Company’s performance and relative stockholder return, the value of similar incentive awards to Chief Executive Officers at comparable public companies, and the awards given to the Chairman and Chief Executive Officer in prior years. The Compensation Committee relies upon judgment, and not upon rigid guidelines or formulas, in determining the amount and mix of compensation elements for each Named Executive Officer. Factors affecting this judgment include performance compared to strategic goals established for the individual and the Company at the beginning of the year, the nature and scope of the executive’s responsibilities, and effectiveness in leading initiatives to achieve corporate goals. In fiscal 2011 the Compensation Committee engaged ClearBridge Compensation Group (“ClearBridge”), a third-party independent consulting firm, to recommend the amount and form of executive and director compensation for that year. In addition, ClearBridge reviewed the overall competitiveness and reasonableness of each Named Executive Officer’s compensation.

In June 2011, our stockholders voted, on an advisory basis, on a resolution regarding the compensation of our named executive officers.  The resolution was approved by strong stockholder support for our overall executive compensation program.  The Compensation Committee reviewed and took this result into account in designing the compensation program for our Named Executive Officers in 2011, but did not make any significant changes to the program as a result of the advisory vote. The Compensation Committee will continue to consider the outcome of the advisory vote when considering future executive compensation arrangements.

Executive Compensation Components

For the fiscal year ended December 31, 2011, the principal elements of compensation for Named Executive Officers were:

•                  Base salary

•                  Performance-based incentive compensation

•                  Long-term incentive compensation

•                  Retirement and other benefits

•                  Perquisites and other personal benefits

In fiscal 2011, base salaries for Named Executive Officers were in the range of 51-100% of their total cash and equity compensation (excluding benefits). Annual cash performance-based incentive compensation was in the range of 0-49%. There was no long-term incentive compensation awarded for 2011.

Base Salary

The Company pays its Named Executive Officers base salaries to provide them with guaranteed minimum compensation levels for their annual services. With the periodic assistance of third-party consultants, including ClearBridge in 2011, base salaries are set within a certain range and at competitive levels, with reference to position, level of responsibilities, experience and geographic market conditions. In establishing annual salary adjustments, the Compensation Committee conducted a subjective analysis that took into consideration the Company’s and the individual’s performance, as well as general marketplace conditions, including comparative information from similar industries. Such adjustments are meant primarily to maintain an individual’s compensation in a range or adjust for position, duties, responsibilities or market changes. The Compensation Committee does not assign a fixed value or weight to any specific performance factor when making base salary decisions.

Performance-based Incentive Compensation

In addition to a base salary, each Named Executive Officer is eligible for a performance-based annual bonus, which is designed to motivate individual and team performance in attaining the current year’s performance goals and business objectives.

Performance bonuses are generally awarded to senior executive officers in accordance with the Company’s or relevant business segment’s bonus plan and individual performance with respect to each individual’s goals and objectives, as determined by the Compensation Committee. Under the applicable plan, participants are assigned a target bonus for the plan year that is a percentage of their base salaries. Bonus payouts under the plan for the participants are based on whether the Company or relevant business segment meets or exceeds pre-established performance levels. The primary measure of performance is based on a return on assets (“ROA”) percentage, which is calculated using EBITDA (earnings before net interest expense, income taxes, depreciation and amortization), as adjusted for atypical items, divided by assets employed, as defined in the applicable plan. In addition to this formula, the Compensation Committee considers each individual’s performance during the year and adjusts the bonus payment as appropriate. The Compensation Committee then makes an overall assessment and judgment about each executive officer’s performance and considers prior year awards, internal equity, and the overall market competitiveness of each officer’s total cash and total compensation to determine the amount of the incentive bonus award. Generally, an executive’s target bonus is 25% of base salary based on these criteria. A higher percentage can be achieved should the performance of the business segment or Company exceed the pre-established performance levels. However, a maximum award payable is set at 250% of target to minimize risk associated with excessive variable compensation. In addition, the Compensation Committee has the discretion to grant bonuses during the year upon the achievement of major accomplishments that have or will have a significant positive impact on the Company and its operations.

In 2011, the performance of both the piano segment’s domestic and overseas divisions resulted in a bonus pool for key employees including Messrs. Kurrer, Hanson and Losby. The Company’s band segment’s results were insufficient to generate a bonus pool for that division. Mr. Hanson’s bonus is based on the performance of both the Company’s consolidated results and those of the piano segment. Mr. Losby’s bonus is based on the performance of both the piano segment results and those of the domestic piano division. The Company’s consolidated level ROA target for Mr. Hanson was 15.0%, with a minimum of 10.0% for any payout, and the Company achieved an ROA of 9.1%. Accordingly, Mr. Hanson’s bonus was associated solely with the piano segment. The piano segment’s ROA target for Messrs. Kurrer, Hanson, and Losby was 25.0%, with a minimum of 15.0% for any payout, and the segment achieved an ROA of 44.4%. The domestic piano division’s ROA target for Mr. Losby was also 25.0%, with a minimum of 15.0% for any payout, and that division achieved an ROA of 28.4%. The band division’s ROA target for Mr. Stoner was 20.0%, with a minimum of 13.0% for any payout, and that division achieved an ROA of 8.5%. The different ROA targets for piano and band are primarily due to the difference in how each segment accounts for the allocation of corporate level expenses. Mr. Sweeney did not participate in a specific bonus plan for 2011 because he was not employed by the Company until October 2011. Rather, consistent with his employment agreement, the Compensation Committee, after considering Mr. Sweeney’s performance and the advice of ClearBridge, authorized a discretionary bonus of approximately 100% of his 2011 salary.

Long-term Incentive Compensation

The Company, through the Compensation Committee, awards stock options or restricted stock awards to align the interests of its executives with the interests of the Company’s stockholders by having the realizable value depend on an increase in the Company’s stock price. The Compensation Committee believes this motivates the Company’s executive officers to return value to stockholders through future appreciation of the Company’s stock price. The options and awards provide a long-term incentive because they vest over a period of time and the options remain outstanding for 10 years, encouraging executive officers to focus energies on long-term corporate performance. The vesting requirements are designed to encourage retention of the Company’s officers. In determining grants of stock options and restricted stock awards, the Compensation Committee takes into account an executive officer’s position, scope of responsibility, performance, ability to affect profits and stockholder value, and value of stock options in relation to other elements of compensation. The Compensation Committee also considers prior equity awards made to the executive officer, internal equity and competitive market data. In January 2011, the Compensation Committee granted restricted stock awards to Messrs. Messina, Hanson and Stoner as compensation for their performance for the year ended December 2010. No other long-term incentive compensation was granted to any Named Executive Officers in fiscal 2011.

Retirement and Other Benefits

Named Executive Officers are eligible to participate in all of the Company’s employee benefit plans (except the Company’s Employee Stock Purchase Plan), such as medical, dental and the insurance plans, including a 401(k) plan with Company matching contribution or profit sharing, in each case on the same basis as other employees and subject to certain limitations by the Internal Revenue Code (the “Code”). Messrs. Hanson, Kurrer and Losby also participate in the Company’s Pension Plan as described in the “Pension Benefits” section on page 18.

The Company maintains a nonqualified supplemental executive retirement plan (“SERP”) for certain key employees. The Company, in its sole and absolute discretion, may make an annual SERP contribution on behalf of the eligible participants. Generally the contribution ranges from 5-12% of the executive’s compensation depending on age upon entering the plan. Total contributions and earnings thereon are then payable in the form of 15 substantially equal yearly installments beginning upon retirement and when the participant reaches age 65. Participants become fully vested upon the completion of 5 years of service. As of December 31, 2011, all executive officers were fully vested in the SERP. Due to the economic climate and the Company’s efforts to contain costs, there was no SERP contribution for fiscal 2011.

Perquisites and Other Personal Benefits

The Company provides the Named Executive Officers with perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers, details of which are set forth in Footnote 4 of the Summary Compensation Table on page 14. Attributed costs of the personal benefits for the Named Executive Officers for the fiscal year ended December 31, 2011 are included in the “All Other Compensation” column of the Summary Compensation Table.

Summary

After review of the Company’s existing program along with relative data for comparable positions in similar industries and the compensation consultants’ reports, the Compensation Committee believes that the total compensation program for the Company’s Named Executive Officers is competitive with the compensation programs provided by other corporations with which the Company competes for management talent. The Compensation Committee also believes that the annual bonuses provide opportunities to the Company’s Named Executive Officers that are consistent with the returns that are generated on behalf of the Company’s stockholders.

Tax and Accounting Implications

Section 162(m) of the Code prevents publicly traded companies from receiving a tax deduction on compensation paid to Named Executive Officers in excess of $1.0 million annually. This limitation does not apply to compensation that qualifies as “performance-based compensation” under the Code. The Compensation Committee believes at the present time that based on the Company’s current compensation philosophy and performance-based bonus formula, it does not anticipate that the limitation will have a material effect on the Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which begins on page 9 of the Proxy Statement, with management of the Company. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement.

COMPENSATION COMMITTEE:

David Lockwood, Chairman Edward Kim, Member Don Kwon, Member

The Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our filings except to the extent that we specifically incorporate this report by reference therein.

EXECUTIVE COMPENSATION

The following table sets forth the annual compensation paid and accrued by the Company for services rendered during the fiscal year ended December 31, 2011, to the Company’s Chairman of the Board and Chief Executive Officer and the most highly compensated executive officers of the Company, all of whom were serving at the end of the last completed fiscal year, and the former Chairman of the Board and former Chief Executive Officer (each a “Named Executive Officer”).

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Michael T. Sweeney(5) Chairman of the Board and Chief Executive Officer	2011	$173,939	$140,000	—	—	—	$7,572	$321,511

Kyle R. Kirkland(6) Former Chairman of the Board	2011	$187,885	—	—	—	$(700)	$1,104,924	$1,292,109
	2010	$336,600	$200,000	—	—	$17,300	$11,045	$564,945
	2009	$336,800	—	—	$187,840	$30,100	$660	$555,400

Dana D. Messina(7) Former Chief Executive Officer	2011	$602,885	—	—	—	$(700)	$2,700,524	$3,302,709
	2010	$480,800	$200,000	$397,800	—	$17,300	$11,045	$1,106,945
	2009	$481,100	—	—	$281,760	$30,100	$660	$793,620

Dennis M. Hanson Chief Financial Officer and Senior Executive Vice President	2011	$441,923	$99,500	—	—	$19,300	$33,326	$594,049
	2010	$374,600	$40,000	$198,900	—	$47,500	$28,445	$689,445
	2009	$375,000	—	—	$140,880	$68,000	$19,610	$603,490

Thomas Kurrer(8) President, Steinway & Sons Worldwide	2011	$545,789	$240,578	—	—	$651,168	—	$1,437,535
	2010	$431,500	$300,000	—	—	$24,208	—	$755,708
	2009	$437,200	—	—	$187,840	$23,500	—	$648,540

John M. Stoner, Jr. President, Conn-Selmer	2011	$435,481	—	—	—	$(600)	$14,509	$449,390
	2010	$370,200	$86,500	$198,900	—	$14,300	$15,000	$684,900
	2009	$373,000	—	—	$93,920	$24,800	$22,050	$513,770

Ronald Losby President, Steinway & Sons-Americas	2011	$412,019	$149,000	—	—	$3,400	$48,287	$612,706
	2010	$361,700	$40,000	—	—	$4,000	$40,045	$445,745
	2009	$362,000	—	—	$93,920	$3,000	$33,510	$492,430

(1)          On January 26, 2011, based on their 2010 performance, the Company granted restricted stock awards to Messrs. Messina, Hanson and Stoner in the amount of 20,000, 10,000 and 10,000 shares of Ordinary Common Stock, respectively. The amounts reported in this column reflect the aggregate fair market value of the restricted stock awards as of the grant date. The restricted stock fully vested upon the sale of the Company’s Class A Common Stock in June 2011. The amounts in the table do not reflect the actual value that may be realized by the Named Executive Officer.

(2)          The amounts reported in this column reflect the aggregate grant date fair value of option awards by the Company for financial statement reporting purposes for fiscal 2011, 2010 and 2009 for stock option awards in accordance with Accounting Standards Codification (“ASC”) 718 (formerly Statement of Financial Accounting Standard (“SFAS”) No. 123(R)), without regard to forfeitures as prescribed by

SEC rules. The assumptions used to calculate the grant date fair value of option awards under the Black-Scholes model are set forth in Note 15 to the Company’s Consolidated Financial Statements filed with the Company’s 2011 Annual Report on Form 10-K. The amounts in the table do not reflect the actual value that may be realized by the Named Executive Officers from exercising the options.

(3)          This amount reflects the actuarial increase or decrease in the present value of the executive’s pension plan established by the Company based on the assumptions used in the Company’s financial statements and as set forth in the Pension Benefits section of the Company’s Annual Report on Form 10-K. For fiscal 2011 these amounts were $20,500, $651,168 and $3,400 for Messrs. Hanson, Kurrer and Losby, respectively. The increase in Mr. Kurrer’s amount is primarily attributable to an increase in salary from €340,000 to €392,500. This amount also reflects the aggregate earnings (loss) for each executive under the Company’s supplemental executive retirement plan (“SERP”) as set forth in the Nonqualified Deferred Compensation section in the Company’s Annual Report on Form 10-K. For fiscal 2011, these amounts were $(700), $(700), $(1,200) and $(600) for Messrs. Kirkland, Messina, Hanson and Stoner, respectively.

(4)          The Company provided the Named Executive Officers with certain health, medical and other non-cash benefits generally available to all salaried employees and not included in “All Other Compensation” pursuant to SEC rules. The table below presents the components of “All Other Compensation” for 2011.

Name	Company 401(k) Plan Contributions	Life Insurance Premium		Perquisites and Other Personal Benefits(a)

Michael T. Sweeney	$7,572	—		—
Kyle R. Kirkland	—	$624	(b)	$1,104,300	(b)
Dana D. Messina	—	$624	(c)	$2,699,900	(c)
Dennis M. Hanson	$12,863	$5,124		$15,339	(d)
John M. Stoner, Jr.	—	$609		$13,900	(e)
Ronald Losby	$12,863	$5,124		$30,300	(f)

(a)           The Company provides certain perquisites and other benefits to its executive officers, including personal use of an automobile and piano, automobile and housing allowances, and medical reimbursements. The aggregate amount of perquisites and benefits for each Named Executive Officer is included in this column unless such amount did not exceed $10,000.

(b)          Includes $1,100,000 payable to Mr. Kirkland as severance with respect to his retirement as Chairman of the Board and $4,300 for use of a piano from the Steinway & Sons Concert and Artist piano bank. Of the amounts shown in Life Insurance Premium and Perquisites and Other Personal Benefits, $2,462 represents All Other Compensation for his services as a non-employee director after his retirement, consisting of $312 life insurance premium and $2,150 for use of the piano. The value for such use is based on the annual rental fee the Company receives from dealers for similar pianos.

(c)           Includes $2,695,600 payable to Mr. Messina as severance with respect to his retirement as Chief Executive Officer and President of the Company and $4,300 for use of a piano from the Steinway & Sons Concert and Artist piano bank. Of the amounts shown in Life Insurance Premium and Perquisites and Other Personal Benefits, $816 represents All Other Compensation for his services as a non-employee director after his retirement, consisting of $100 life insurance premium and $716 for use of the piano. The value for such use is based on the annual rental fee the Company receives from dealers for similar pianos.

(d)          Includes $11,039 for personal use of a Company-leased automobile and $4,300 for use of a piano from the Steinway & Sons Concert and Artist piano bank. The value for such use is based on the annual rental fee the Company receives from dealers for similar pianos.

(e)           Includes $9,600 for an automobile allowance and $4,300 for use of a piano from the Steinway & Sons Concert and Artist piano bank. The value for such use is based on the annual rental fee the Company receives from dealers for similar pianos.

(f)            Includes $26,000 for a housing allowance and $4,300 for use of a piano from the Steinway & Sons Concert and Artist piano bank. The value for such use is based on the annual rental fee the Company receives from dealers for similar pianos.

(5)          Mr. Sweeney was appointed Chief Executive Officer and President in October 2011. Mr. Sweeney’s salary amount for 2011 includes $29,708 as Fees Earned or Paid in Cash for his services as a non-employee director prior to his appointment.

(6)          Mr. Kirkland retired as Chairman of the Board in July 2011. Mr. Kirkland’s salary amount for 2011 includes $13,750 as Fees Earned or Paid in Cash for his services as a non-employee director after his retirement.

(7)          Mr. Messina retired as Chief Executive Officer and President in October 2011. Mr. Messina’s salary amount for 2011 includes $6,731 as Fees Earned or Paid in Cash for his services as a non-employee director after his retirement.

(8)          Mr. Kurrer’s compensation information contained in this statement has been converted from euro to U.S. dollars based upon average foreign exchange rates for the years presented.

Grants of Plan-Based Awards

The following table shows information regarding grants of equity awards that the Company made during the fiscal year ended December 31, 2011 to each of the executive officers named in the Summary Compensation Table.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards (1)
Dana D. Messina	1/26/2011	20,000	$397,800
Dennis M. Hanson	1/26/2011	10,000	$198,900
John M. Stoner, Jr.	1/26/2011	10,000	$198,900

(1)         On January 26, 2011, based on their 2010 performance, the Company granted restricted stock awards to Messrs. Messina, Hanson and Stoner in the amount of 20,000, 10,000 and 10,000 shares of Ordinary Common Stock, respectively. The amounts reported in this column reflect the aggregate fair market value of the restricted stock awards as of the grant date. The restricted stock fully vested upon the sale of the Company’s Class A Common Stock in June 2011. The amounts in the table do not reflect the actual value that may be realized by the Named Executive Officer.

Outstanding Equity Awards at Fiscal Year End

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date(1)

Kyle R. Kirkland	40,000	—	$19.04	08/08/2012	(2)
	10,000	—	$22.67	12/19/2013
	6,640	1,660	$32.03	03/30/2017
	18,000	12,000	$26.99	06/06/2018
	16,000	24,000	$11.20	09/04/2019

Dana D. Messina	40,000	—	$19.04	08/08/2012	(2)
	30,000	—	$22.67	12/19/2013
	8,320	2,080	$32.03	03/30/2017
	24,000	12,000	$26.99	06/06/2018
	36,000	36,000	$11.20	09/04/2019

Dennis M. Hanson	6,000	—	$19.04	08/08/2012	(2)
	10,000	—	$22.67	12/19/2013
	8,300	—	$32.03	03/30/2017
	25,000	—	$26.99	06/06/2018

Thomas Kurrer	10,000	—	$32.03	03/30/2017
	10,000	—	$28.90	03/31/2018
	5,000	—	$26.99	06/06/2018
	40,000	—	$11.20	09/04/2019

John M. Stoner, Jr.	24,176	—	$18.55	11/11/2012	(2)
	12,000	—	$22.67	12/19/2013
	8,500	—	$32.03	03/30/2017
	10,000	—	$26.99	06/06/2018
	20,000	—	$11.20	09/04/2019

Ronald Losby	600	—	$19.04	08/08/2012	(2)
	800	—	$22.67	12/19/2013
	6,000	—	$32.03	03/30/2017
	10,000	—	$28.90	03/31/2018
	5,000	—	$26.99	06/06/2018
	20,000	—	$11.20	09/04/2019

(1)         All outstanding options, except those held by Messrs. Kirkland and Messina, vested upon the sale of the Company’s Class A Common Stock in June 2011. The unexercisable options of Messrs. Kirkland and Messina vest upon such person’s retirement as a director of the Company or as follows: options expiring on 3/30/2017 vested on 3/30/2012; options expiring on 6/6/2018 vested one half on 6/6/2012 and will vest one half on 6/6/2013; and options expiring on 9/4/2019 vested one third on 9/4/2012, and will vest one third each on 9/4/2013 and 9/4/2014.

(2)         These options were exercisable as of 2011 fiscal year end, but have since expired during 2012 on the date indicated.

Option Exercises and Stock Vested

The following table shows the number of options exercised and restricted stock awards that were vested during fiscal 2011 by the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dana D. Messina	—	—	20,000	$477,500
Dennis M. Hanson	30,000	$429,673	10,000	$238,750
Thomas Kurrer	10,000	$52,205	—	—
John M. Stoner, Jr.	—	—	10,000	$238,750

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)

Dennis M. Hanson	Steinway Musical Instruments, Inc. Pension Plan	15	$125,500

Thomas Kurrer	Steinway & Sons (Foreign) Pension Plan	22	$2,896,168

Ronald Losby	Steinway Musical Instruments, Inc. Pension Plan	11	$28,400

(1)         The amount shown reflects the actuarial present value based on assumptions used in the Company’s financial statements.

The Company maintains an overall pension plan which includes separate plans for each of its major divisions. The benefit formula in the Steinway & Sons division domestic plan was frozen as of December 31, 2003. The accrued benefit will be a monthly benefit amount payable in the life annuity form. Mr. Hanson has 15 years of service under the plan with an estimated annual benefit of $15,639. Mr. Losby has 11 years of service under the plan with an estimated annual benefit of $3,721. These amounts are based on the pension being paid during the participant’s lifetime and would be reduced on an actuarially equivalent basis in the event of a survivor benefit or other optional form of payment.

Mr. Kurrer is entitled to benefits under the Steinway & Sons division foreign pension plan. Based on the formula and his 22 years of credited service, his estimated annual benefit would be $183,548. Upon retirement at age 63, Mr. Kurrer will receive approximately 37% of his annual base income earned in the year prior to retirement, which we estimate would be $186,092. The figures presented have been converted from euro to U.S. dollars based on 2011 year-end currency exchange rates.

Nonqualified Deferred Compensation

Name	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Balance at Last FYE(3) ($)

Kyle R. Kirkland	—	$(700)	$147,700
Dana D. Messina	—	$(700)	$147,700
Dennis M. Hanson	—	$(1,200)	$269,800
John M. Stoner, Jr.	—	$(600)	$121,800

(1)         This amount is reflected in the column “All Other Compensation” for each executive in the Summary Compensation Table on page 14.

(2)         This amount is reflected in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” for each executive in the Summary Compensation Table on page 14.

(3)         This amount reported in the column includes the change in nonqualified deferred compensation for 2010 and 2009.

The Company maintains a nonqualified SERP for certain key employees. The Company, in its sole and absolute discretion, may make an annual SERP contribution on behalf of the eligible participants. Total contributions and earnings therein are then payable in the form of 15 substantially equal yearly installments beginning upon retirement and when the participant reaches age 65. Participants become fully vested upon the completion of 5 years of service. As of December 31, 2011, all executive officers participating in the SERP were fully vested.

Employment Contracts

On May 1, 2011, the Company entered into an Employment Agreement with Kyle R. Kirkland. The agreement provided that Mr. Kirkland would continue to serve as Chairman of the Board of the Company in consideration of an annual base salary of $350,000, which may have been increased following the end of each year of service. In addition to a base salary, Mr. Kirkland was eligible to receive bonuses and certain other employment benefits. On July 1, 2011, Mr. Kirkland stepped down as the Company’s Chairman of the Board and entered into a Succession Agreement with the Company.

On May 1, 2011, the Company entered into an Employment Agreement with Dana D. Messina. The agreement provided that Mr. Messina would continue to serve as President and Chief Executive Officer of the Company in consideration of an annual base salary of $750,000, which may have been increased following the end of each year of service. In addition to a base salary, Mr. Messina was eligible to receive bonuses and certain other employment benefits. On October 24, 2011, Mr. Messina stepped down as the Company’s President and Chief Executive Officer and entered into a Succession Agreement with the Company.

On May 1, 2011, the Company entered into an Employment Agreement with Dennis M. Hanson, which was amended on December 21, 2012. The agreement provides that Mr. Hanson will continue to serve as General Counsel, Senior Executive Vice President and Chief Financial Officer of the Company in consideration of an annual base salary of $465,000, which may be increased following the end of each year of service. In addition to a base salary, Mr. Hanson is eligible to receive bonuses and certain other employment benefits. The agreement automatically renews on an annual basis unless at least 60 days notice is given by the Company.

On May 1, 2011, Steinway & Sons entered into an Employment Agreement with Thomas Kurrer. The agreement provides that Mr. Kurrer will continue to serve as President of Steinway & Sons Worldwide in consideration of an annual base salary of €392,500, which may be increased following the end of each year of service. In addition to a base salary, Mr. Kurrer is eligible to receive bonuses and certain other employment benefits. Mr. Kurrer has announced his retirement effective December 31, 2012.

On May 1, 2011, Steinway, Inc. entered into an Employment Agreement with Ronald Losby, which was amended on  December 21, 2012. The agreement provides that Mr. Losby will continue to serve as President of Steinway, Inc. in consideration of an annual base salary of $430,000, which may be increased following the end of each year of service. In addition to a base salary, Mr. Losby is eligible to receive bonuses and certain other employment benefits. The agreement automatically renews on an annual basis unless at least 60 days notice is given by Steinway, Inc.

On October 24, 2011, the Company entered into an Employment Agreement with Michael T. Sweeney. The agreement provides that Mr. Sweeney will serve as President and Chief Executive Officer of the Company in consideration of an annual base salary of $750,000, which may be increased following the end of each year of service. In addition to a base salary, Mr. Sweeney is eligible to receive bonuses and certain other employment benefits.

On December 20, 2011, Conn-Selmer, Inc. entered into an Employment Agreement with John M. Stoner, Jr. The agreement provides that Mr. Stoner will continue to serve as President of Conn-Selmer, Inc. in consideration of an annual base salary of $460,000, which may be increased following the end of each year of service. In addition to a base salary, Mr. Stoner is eligible to receive bonuses and certain other employment benefits. The agreement automatically renews on an annual basis unless at least 60 days notice is given by Conn-Selmer, Inc.

Potential Payments Upon Termination or Change-In-Control

Each of Messrs. Kirkland’s and Messina’s succession agreement provided the following benefits upon termination:

•                  For so long as the executive is a director of the Company, he shall continue to have his outstanding and unvested stock options vest in accordance with their vesting schedule and Company vesting policy and shall be allowed to participate in any Company health and medical plans.

•                  The Company shall pay the executive a lump sum equal to twice his latest annual salary plus bonus.

The succession agreements further provide that the executive shall not disparage or denigrate the Company or its officers or directors.

Mr. Sweeney’s employment agreement provides the following benefits upon termination or non-renewal:

•                  In the event the Company terminates Mr. Sweeney without cause or Mr. Sweeney terminates his employment for good reason or upon a change in control of the Company, it is obligated to pay Mr. Sweeney a lump sum equal to his latest annual salary plus bonus.

Each of Messrs. Hanson’s and Losby’s employment agreement provides the following benefits upon termination or non-renewal:

•                  In the event of termination with cause, or by resignation without good reason, the only obligation of the Company shall be to allow the executive to participate in any health and medical plans at his sole cost.

•                  In the event of termination caused by death or permanent disability, the Company shall continue benefits and pay the executive or his estate his salary for a period of six months.

In addition, Mr. Hanson’s employment agreement provides that in the event the Company terminates Mr. Hanson without cause or does not renew his agreement or Mr. Hanson terminates his employment for good reason, the Company shall pay Mr. Hanson a lump sum equal to two times his latest annual salary plus bonus.

Mr. Losby’s employment agreement provides that in the event the Company terminates Mr. Losby without cause or does not renew his agreement or Mr. Losby terminates his employment for good reason, the Company shall pay Mr. Losby a lump sum equal to his latest annual salary plus bonus; provided further, that if such a lump sum payment is due within twelve months of a change of control, then the amount shall be equal to two times Mr. Losby’s latest annual salary plus bonus.

Mr. Stoner’s employment agreement provides the following benefits upon termination or non-renewal:

•                  In the event of termination with cause, or by resignation without good reason, the only obligation of the Company shall be to allow the executive to participate in any health and medical plans at his sole cost.

•                  In the event of termination caused by death or permanent disability, the Company shall continue benefits and pay the executive or his estate his salary for a period of six months.

•                  In the event the Company terminates the executive without cause or does not renew the executive’s agreement or the executive terminates his employment for good reason, the Company shall pay the executive a lump sum equal to his latest annual salary plus bonus.

•                  The agreement further provides that if Conn-Selmer, Inc. terminates Mr. Stoner within twelve months after there is a change in control of Conn-Selmer, Inc. and Mr. Stoner is not a member of the group acquiring the stock or assets of Conn-Selmer, Inc. upon such change of control, then Mr. Stoner shall receive a lump sum equal to twice his latest annual salary plus bonus.

Each of Messrs Kirkland’s, Messina’s and Sweeney’s employment agreement provides that the executive shall not, for a period of 2 years after termination, compete with the Company, solicit or entice away any employees or customers of the Company or disclose confidential information of the Company. Each of Messrs. Hanson’s, Kurrer’s, Stoner’s and Losby’s employment agreement provides that the executive shall not, for a period of one year after termination, compete with the Company, solicit or entice away any employees or customers of the Company or disclose confidential information of the Company.

Compensation Policies and Practices As They Relate to the Company’s Risk Management

The Company believes that its compensation policies and practices for all employees, including executive officers, do not create risks that are reasonably likely to have a material adverse effect on the Company.

Compensation of Directors

Prior to October 1, 2011 certain non-employee directors were paid an annual retainer fee of $20,000 with the lead director receiving an additional $5,000. In addition, such directors received $12,500 for serving on the Audit Committee, $5,000 for serving on any other committee and $1,000 for each meeting attended. Effective October 1, 2011, the Company revised its compensation policy for non-employee directors eliminating per meeting fees and formally adopting a policy that non-employee directors that own, directly or indirectly, 5% or more of the Company’s stock, shall not receive compensation for their services as directors. All non-employee directors are paid an annual retainer fee of $35,000, with the non-executive Chairman receiving an additional $35,000. In addition, such directors receive $12,500 for serving on the Audit Committee and $5,000 for serving on any other committee. Messrs. Sweeney, Kurrer, J.S. Kim, Lockwood and Stoner do not receive additional compensation in their roles as directors. The amount of director compensation earned by directors who are also Named Executive Officers is reflected in the “Salary” and “Other Compensation” columns for each executive in the Summary Compensation Table on page 14. The 2011 compensation for other non-employee directors is as follows:

Director Compensation

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)	All Other Compensation ($)	Total ($)

A. Clinton Allen(1)	$82,833	(2)	—	—	$82,833
Edward Kim	$40,833		—	—	$40,833
Joon W. Kim	$5,833		—	—	$5,833
Rudolph K. Kluiber(1)	$72,167	(3)	—	—	$72,167
Don Kwon	$36,833		—	—	$36,833
Peter McMillan(1)	$72,167	(3)	—	—	$72,167
Gregory S. Wood	$11,875		—	—	$11,875

(1)  Former director, retired from the Board in April 2011.

(2)  Includes a one-time payment of $60,000 for serving on a special committee during fiscal 2011.

(3)  Includes a one-time payment of $50,000 for serving on a special committee during fiscal 2011.

Compensation Committee Interlocks and Insider Participation

No interlocking relationships exist between the members of the Compensation Committee or the Board of Directors and the members of any other company’s compensation committee or board of directors.

Related Party Transactions

The Company has adopted a written Related Party Transaction Policy. A related party transaction is a transaction between the Company and any related party other than transactions available to all employees generally, or transactions involving less than $5,000 when aggregated with all similar transactions. Under this policy, any related party transaction must be approved by the Audit Committee in accordance with the guidelines set forth in the policy and must be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. At each calendar year’s first regularly scheduled Audit Committee meeting, management recommends related party transactions to be entered into by the Company for that calendar year, including the proposed aggregate value of such transactions if applicable.

In fiscal 2011, the Company reimbursed Kirkland Messina, LLC, a limited liability corporation controlled by Messrs. Kirkland and Messina, a total of $220,884 for expenses including, but not limited to, airfare, hotel, auto, meals, postage and telephone. In addition, the Company paid annual rent of $188,688 to Kirkland Messina, LLC for office space the Company uses in Los Angeles, California.

Legal Proceedings Involving Directors, Officers, Affiliates or Beneficial Owners

No director, officer, affiliate or beneficial owner of the Company, or any associate thereof, is a party adverse to the Company or any of its subsidiaries in any lawsuit nor has a material adverse interest thereto.

In September 2001, Kyle R. Kirkland entered into a settlement agreement with the SEC, without admitting or denying any finding or liability. The matter was unrelated to the Company or Mr. Kirkland’s position with the Company.

In April 2004, Liberate Technologies, with David Lockwood serving as Chairman and Chief Executive Officer and Gregory S. Wood serving as Chief Financial Officer, filed a voluntary petition for reorganization under federal bankruptcy laws. The petition, however, was not accepted, and the company continued to operate until it was sold to a group of investors, including Comcast Corporation and SeaChange International, Inc.

Michael T. Sweeney served as Managing Partner of Goldner Hawn Johnson & Morrison, a Minneapolis private equity firm. One of Goldner Hawn’s portfolio companies, Wilson’s The Leather Experts, Inc., filed for bankruptcy protection in 2008. Mr. Sweeney served as Chairman and interim Chief Executive Officer of Wilson’s prior to the bankruptcy.

In April 2009, Silicon Graphics, with Gregory S. Wood serving as Chief Financial Officer, filed a voluntary petition for reorganization under federal bankruptcy laws to facilitate the sale of its assets to Rackable Corporation. The sale was completed in May 2009.

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing stockholders the opportunity to vote on a non-binding, advisory resolution to approve the compensation of the Named Executive Officers as disclosed on page 14 of this Proxy Statement (commonly referred to as “say-on-pay”). The say-on-pay advisory vote occurs annually.

As described in the Compensation Discussion and Analysis section of this Proxy Statement, the executive compensation programs are balanced among base salary and short- and long-term compensation target opportunities, embody a pay-for-performance philosophy that supports the Company’s business strategy, and align the interests of stockholders and executives through “at-risk” compensation tied to short- and long-term financial and business objectives. The Company’s executive compensation program is designed to attract and retain highly talented and experienced senior executives who are critical to the implementation of the Company’s strategic plan and future success. The Company has structured its compensation practices to be consistent with and support sound risk management.

The Company believes its executive compensation program was instrumental in helping to achieve better financial performance in fiscal 2011. Executive compensation for fiscal 2011 reflected the Company’s better financial performance and aligned well with the objectives of its compensation philosophy and payments and awards made under its incentive programs.

For these reasons, the Board of Directors is asking stockholders to support this proposal.

The affirmative vote of a majority of the votes properly cast for this proposal at the 2012 Annual Meeting is required to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the tables beginning on page 9.

The text of the resolution is as follows:

“VOTED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS BELIEVES THAT THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS IS APPROPRIATE AND RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

Although this advisory vote is non-binding, the Board and the Compensation Committee value the views of stockholders and will consider the outcome of the vote when making future compensation decisions for Named Executive Officers. The Company believes that it benefits from constructive dialog with its stockholders, and while the Company will continue to reach out to stockholders on these and other important issues, the Company also encourages its stockholders to contact the Board. Stockholders who wish to communicate with the Board should refer to “Communications with Stockholders of the Company” on page 6 in this Proxy Statement for additional information.

REPORT OF THE AUDIT COMMITTEE(1)

The current members of the Audit Committee (the “Committee”) are Chairman Gregory S. Wood, Edward Kim and David Lockwood, each of whom is an “independent director” as defined by the NYSE listing standards. The Committee operates pursuant to a written charter that meets Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) listing standards and adheres to a Code of Ethics and Professional Conduct. The Committee assists the Board of Directors (the “Board”) in fulfilling its responsibilities for the oversight of the quality and integrity of the accounting, internal audit, audit and financial reporting practices and controls of the Company.

In discharging its oversight responsibility of the audit process, the Committee obtained from the Company’s independent registered public accounting firm for fiscal 2011, KPMG LLP (“KPMG”), a formal written statement describing all relationships between the auditor and the Company that might bear on such auditor’s independence consistent with applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee also discussed with KPMG any relationships, including engagements with any subsidiaries, that may impact such respective auditor’s objectivity and independence. The Committee also considered the compatibility of audit-related services and tax services, and their level and nature of fees, with the auditor’s independence. Based on the foregoing, the Committee has satisfied itself as to the auditor’s independence.

The Committee also discussed with management and KPMG the quality and adequacy of the Company’s internal controls, internal audit function and compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”). The Committee reviewed with KPMG its audit plan, audit scope and identification of audit risks.

The Committee also met with PricewaterhouseCoopers LLP to discuss and review its activities associated with the Company’s internal audit function including assistance with the Company’s Section 404 Certification and a report on the Company’s risk management process.

The Committee reviewed its charter and the Company’s Disclosure Policy. In addition, the Committee insured that the Company’s Code of Ethics complied with regulations and that the Company complied with the NYSE’s listing standards, the Sarbanes-Oxley Act, Regulation G and other rules, regulations and laws. The Committee also reviewed and approved all related party transactions.

The Committee discussed and reviewed with KPMG all communications required by generally accepted auditing standards and SEC regulations, including those described in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T and, with and without management present, discussed and reviewed the results of KPMG’s audit of the financial statements and internal control over financial reporting.

The Audit Committee’s Pre-Approval Policy prohibits the Company from engaging its independent registered public accounting firm for any non-audit services other than the following tax-related services: tax return preparation and review; advice on income tax, tax accounting, sales/use tax, excise tax and other miscellaneous tax matters; tax advice and implementation assistance on restructurings, mergers and acquisition matters and other tax strategies. KPMG did not provide any professional services related to tax matters, financial systems design and implementation, bookkeeping or internal audit services except for tax compliance consulting for the Company’s United Kingdom subsidiary. The Audit Committee approved all of the fees paid to KPMG and Marcum LLP (“Marcum”) for services provided in 2011.

(1)                                 Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act of 1933 or the Exchange Act, the Report of the Audit Committee shall not be incorporated by reference in any such filings.

The aggregate fees billed to the Company by KPMG for professional, audit-related and tax-related services for fiscal 2011 and 2010 and Marcum for professional and audit-related services for fiscal 2011 and 2010 were as follows:

Audit Fees

The aggregate fees billed by KPMG for its integrated audit of the Company’s annual financial statements and internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and its reviews of the interim condensed financial statements included in the Company’s Quarterly Reports on Form 10-Q were $942,000 for each of the fiscal years ended December 31, 2011 and 2010.

The aggregate fees billed by Marcum for its review of the interim condensed financial statements included in the Company’s Quarterly Report on Form 10-Q for first quarter only of 2010 were $110,500.

Audit-Related Fees

The aggregate fees billed by KPMG for audit-related services related to comfort letters and consultations regarding accounting and financial reporting in 2011 and 2010 were $12,000 and $32,175, respectively.

The aggregate fees billed by Marcum for audit-related services for the fiscal year ended December 31, 2011 and 2010 were $10,000 and $22,000, respectively. These fees related to transitioning the financial statement audit to KPMG, review of the 2009 financial statements, and comfort letters and consultations regarding accounting and financial reporting in 2011 and 2010.

Tax Fees

The aggregate fees billed by KPMG for tax compliance services for the fiscal year ended December 31, 2011 were $6,720.

All Other Fees

There were no other fees for the fiscal years ended December 31, 2011 and 2010.

The Committee has considered the level and nature of non-audit services provided by KPMG in its deliberation of auditor independence.

The Committee reviewed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2011 and Management’s Annual Report on Internal Control over Financial Reporting and the effectiveness of the Company’s internal controls over financial reporting as of December 31, 2011, with management and KPMG. Management has the responsibility for the preparation of the Company’s financial statements and KPMG has the responsibility for the audit of those statements. Based on these reviews and discussions with management and the Company’s independent auditors, the Committee recommended that the Board include the audited consolidated financial statements for the fiscal year ended December 31, 2011 in the Company’s Annual Report on Form 10-K for filing with the SEC.

AUDIT COMMITTEE:

Gregory S. Wood, Chairman
Edward Kim, Member
David Lockwood, Member

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of voting securities of the Company as of December 7, 2012 by each person known by the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, each of the directors and Named Executive Officers of the Company, and all executive officers and directors of the Company as a group.

Name	Amount and Nature of Beneficial Ownership of Ordinary Common Stock		Percent(1)

Samick Musical Instruments Co., Ltd.	4,013,254	(2)	32.2%
Samick Plaza Building 58-3
Nonhyeon-Dong, Gangnam-Gu
Seoul, Korea 135-010

ValueAct SmallCap Partners	1,191,251	(3)	9.6%
435 Pacific Avenue, 4th Floor
San Francisco, CA 94103

Dimensional Fund Advisors LP	891,874	(4)	7.2%
1299 Ocean Avenue, Ste 650-11th Floor
Santa Monica, CA 90401

RBC Global Asset Management (U.S.), Inc.	814,711		6.5%
100 South Fifth Street, Suite 2300
Minneapolis, MN 55402

Directors
Edward Kim	—		**
Jong Sup Kim	4,013,254	(2)	32.2%
Joon W. Kim	—		**
Kyle R. Kirkland	69,431	(5)(6)	**
Thomas Kurrer	97,601	(7)	**
Don Kwon	—		**
David Lockwood	1,191,251	(3)	9.6%
Dana D. Messina	247,971	(5)(8)	2.0%
John M. Stoner, Jr.	67,392	(9)	**
Michael T. Sweeney	—		**
Gregory S. Wood	500		**

Other Executive Officers
Dennis M. Hanson	102,200	(10)	**
Ronald Losby	47,400	(11)	**

All directors and executive officers as a group (13 persons)	5,837,000	(2)(3)(5)(12)	46.9%

**                      Less than 1 percent.

(1)              For purposes of determining beneficial ownership, owners of options exercisable within 60 days of December 7, 2012 are considered the beneficial owners of the shares of Ordinary Common Stock for which such options are exercisable, and the reporting herein is based on the assumption (as provided in the applicable rules of the SEC) that only the person or persons whose ownership is being reported will exercise such options for Ordinary Common Stock. As of December 7, 2012, there were 12,458,614 shares of Ordinary Common Stock issued and outstanding, less treasury stock.

(2)              Includes 4,013,254 of Ordinary Common Stock owned directly by Samick Musical Instruments Co., Ltd. (“Samick”), 400,000 of which are pledged as security pursuant to a loan agreement. Mr. J.S. Kim is the Chairman of the Board of Samick and Chairman and director of Samick’s subsidiaries. Mr. J.S. Kim disclaims beneficial ownership of the reported stock except to the extent of his pecuniary interest therein.

(3)              Includes 1,191,251 shares of Ordinary Common Stock owned directly by ValueAct SmallCap Master Fund, L.P. which may be deemed to be beneficially owned by (i) VA SmallCap Partners, LLC as the General Partner of ValueAct SmallCap Master Fund, L.P., (ii) ValueAct SmallCap Management, L.P. as the manager of ValueAct SmallCap Master Fund, L.P. and (iii) ValueAct SmallCap Management, LLC as the General Partner of ValueAct SmallCap Management, L.P. David Lockwood is the Managing Member of VA SmallCap Partners, LLC and ValueAct SmallCap Management, LLC. Mr. Lockwood disclaims beneficial ownership of the reported stock except to the extent of his pecuniary interest therein.

(4)              Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors, Inc., “Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the securities of the Company described herein that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported herein are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of a Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by such Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

(5)              Includes 1,131 shares of Ordinary Common Stock owned by Kirkland Messina, Inc., which may be deemed to be beneficially owned by both Kyle R. Kirkland and Dana D. Messina. While Messrs. Kirkland and Messina may constitute a “group” for purposes of the Securities Exchange Act of 1934, as amended, they each disclaim beneficial ownership of all shares of Ordinary Common Stock held by the other person.

(6)              Includes 66,300 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days and 2,000 shares of Ordinary Common Stock that are pledged as security in a brokerage margin account.

(7)              Includes 65,000 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days.

(8)              Includes 100,400 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days and 146,440 shares of Ordinary Common Stock pledged as security in a brokerage margin account.

(9)              Includes 50,500 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days.

(10)       Includes 43,300 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days.

(11)       Includes 41,800 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days.

(12)       Includes 367,300 shares of Ordinary Common Stock issuable in connection with outstanding stock options exercisable within the next 60 days and 148,440 shares of Ordinary Common Stock pledged as security in a brokerage margin account.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors and persons who own more than 10% of the Company’s Ordinary Common Stock to file reports of ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and 10% stockholders are required by the SEC to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all its executive officers, directors and greater than 10% beneficial owners complied with all the filing requirements applicable to them with respect to transactions during fiscal 2011.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected KPMG LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm to audit the financial statements and management’s annual report on internal controls over financial reporting of the Company for 2012. KPMG was appointed to serve as the Company’s independent registered public accounting firm for 2011. The firm has reported to the Company that none of its members has any direct financial interest or material indirect financial interest in the Company or any of its subsidiaries. Representatives of KPMG will attend the Annual Meeting, will be given an opportunity to make a statement if they desire to do so, and will be available to answer appropriate questions.

UHY LLP (“UHY”) served as Steinway Musical Instruments, Inc.’s independent registered public accounting firm to audit the financial statements and internal control over financial reporting of Steinway Musical Instruments, Inc. (the “Company”) for the fiscal year ended December 31, 2009. The Board of Directors selected UHY to serve as the Company’s independent registered public accounting firm for fiscal 2010. On April 19, 2010 UHY informed the Company that effective April 16, 2010, its New England practice had been acquired by Marcum LLP (“Marcum”). As a result of this transaction, UHY declined reappointment as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

UHY audited the Company’s financial statements for the fiscal year ended December 31, 2009. The audit reports of UHY on the Company’s financial statements for those years did not contain an adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal year ended December 31, 2009 and subsequently to April 19, 2010, there were no disagreements with UHY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to UHY’s satisfaction, would have caused them to make reference to the subject matter in connection with their reports on the Company’s consolidated financial statements for such years, and there were no reportable events, as listed in Item 304(a)(1)(v) of Regulation S-K.

The Company provided UHY with a copy of the foregoing disclosures and requested in writing that UHY furnish the Company with a letter addressed to the Securities and Exchange Commission (“SEC”) stating whether or not they agree with such disclosures. UHY provided a letter dated April 21, 2010 stating its agreement with such statements.

As a result of the UHY transaction, the Audit Committee appointed Marcum as the successor independent registered public accounting firm on April 19, 2010. Prior to such appointment, the Company had not consulted with Marcum with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matter or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

On June 16, 2010, the Audit Committee of Steinway Musical Instruments, Inc. dismissed Marcum as the Company’s independent registered public accounting firm and approved the engagement of KPMG to serve as the Company’s independent registered public accounting firm for the fiscal year 2010. On June 21, 2010 the Company issued a press release announcing the change in its independent registered public accounting firm.

Marcum served as the Company’s independent registered public accounting firm from April 20, 2010 to June 15, 2010. Marcum did not audit the Company’s financial statements as of any date or for any period.

During the period from April 20, 2010 to June 15, 2010, there were no disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no reportable events as listed in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Marcum with a copy of the foregoing disclosures and requested in writing that Marcum furnish the Company with a letter addressed to the SEC stating whether or not they agree with such disclosures. Marcum provided a letter dated June 21, 2010 stating its agreement with such statements.

During the year ended December 31, 2009 and through the date of the Audit Committee’s decision, the Company had not consulted with KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matter or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

There have been no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

THE BOARD OF DIRECTORS RECOMMENDS, ON THE ADVICE OF ITS AUDIT COMMITTEE, THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012.

Unless a contrary indication is made on the enclosed Proxy Card, it is the intention of the persons named in the enclosed form of proxy to vote FOR the selected accountants.

OTHER MATTERS

The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matters should properly come before the Annual Meeting, the persons named in the proxy will vote the proxies according to their best judgment.

STOCKHOLDER PROPOSALS

Under the rules of the Securities and Exchange Commission, if a stockholder wishes to submit a proposal for possible inclusion in the Company’s 2013 Proxy Statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the Company must receive it on or before August 30, 2013.

Under the Company’s Amended and Restated By-Laws, for stockholder proposals (including but not limited to director nominations) to be included in our Proxy Statement for the 2013 Annual Meeting of Stockholders, notice of such proposal must be received (x) no later than 90 days, nor earlier than 120 days in advance of the anniversary of the 2012 Annual Meeting, if such meeting is to be held not more than 30 days in advance of or 70 days later than the anniversary of the 2012 Annual Meeting; or (y) on the 10th day following the day on which public announcement of the meeting is first made. Proxies for next year’s annual meeting may confer discretionary authority to vote on any stockholder proposal for which we do not receive a timely notice. All proposals must be in writing and should be mailed to the Company, to the attention of the Corporate Secretary, 800 South Street, Suite 305, Waltham, Massachusetts 02453. A copy of the By-Laws may be obtained by written request to the same address.

HOUSEHOLDING

Only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless the stockholders have notified the Company of their desire to receive multiple copies of the Proxy Statement. This is known as householding.

The Company will promptly deliver, upon oral or written request, a separate copy of the Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for the current year or future years should be directed to Investor Relations at Steinway Musical Instruments, Inc., 800 South Street, Suite 305, Waltham, Massachusetts 02453, telephone number (781) 894-9770 or ir@steinwaymusical.com.

Stockholders of record residing at the same address and currently receiving multiple copies of the Proxy Statement may contact our registrar and transfer agent, Continental Stock Transfer & Trust, to request that only a single copy of the Proxy Statement be mailed in the future.

ANNUAL REPORT

The Annual Report on Form 10-K for 2011 accompanies this Proxy Statement and is also posted on the Company’s website at www.steinwaymusical.com. Stockholders may obtain a copy of this report without charge by writing to Investor Relations at Steinway Musical Instruments, Inc., 800 South Street, Suite 305, Waltham, Massachusetts 02453, telephone number (781) 894-9770 or ir@steinwaymusical.com.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 30, 2013

The undersigned stockholder of Steinway Musical Instruments, Inc. (the “Company”), hereby appoints each of Michael T. Sweeney and Dennis M. Hanson attorneys and proxies of the undersigned, each with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders to be held at the Boston Marriott Newton, 2345 Commonwealth Avenue, Newton, Massachusetts on January 30, 2013 at 1:30 p.m., and at any adjournment of said meeting, all of the shares of Ordinary Common Stock which the undersigned may be entitled to vote.

The Board of Directors recommends a vote “FOR” the nominees named herein, “FOR” approval of the compensation of the Company’s Named Executive Officers and “FOR” ratification of the independent registered public accounting firm named on the reverse side. If no specification is made, the shares will be voted “FOR” the election of the nominees named herein, “FOR” approval of the compensation of the Company’s Named Executive Officers and “FOR” ratification of the independent registered public accounting firm named on the reverse side. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement furnished herewith.

(Continued, and to be marked, dated and signed, on the other side)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for
Steinway Musical Instruments, Inc.’s
Annual Meeting of Stockholders to Be Held on January 30, 2013

The following Proxy Materials are available to you at http://www.allianceproxy.com/steinwaymusical/2012

•  the Company’s Annual Report on Form 10-K for the year ended December 31, 2011,

•  the Company’s 2012 Proxy Statement (including all attachments thereto),

•  the Proxy Card, and

•  any amendments to these materials that are required to be furnished to stockholders.

The Board of Directors recommends a vote FOR the nominees named below, FOR approval of the compensation of the Company’s Named Executive Officers and FOR ratification of the independent registered public accounting firm named below.

Please mark your votes like this	☒

WITHHOLD
1. ELECTION OF DIRECTORS		FOR	AUTHORITY	2.	To approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers.
01 Edward Kim	07 David Lockwood		FOR ALL
02 Jong Sup Kim	08 Dana D. Messina	☐	☐		☐ FOR ☐ AGAINST ☐ ABSTAIN
03 Joon W. Kim	09 John M. Stoner, Jr.			3.	To ratify the appointment of KPMG LLP to serve as the Company’s independent registered public accounting firm to audit the Company’s financial statements and internal controls for 2012.
04 Kyle R. Kirkland	10 Michael T. Sweeney
05 Thomas Kurrer	11 Gregory S. Wood
06 Don Kwon					☐ FOR ☐ AGAINST ☐ ABSTAIN
				4.	At their discretion regarding other matters presented at the Annual Meeting.
(To withhold authority to vote for any individual nominee, mark “FOR” above and strike a line through that nominee’s name in the list above.)

NOTE: Please sign exactly as name appears hereon. When shares are held by joint owners, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:

Signature

Signature (if held jointly)

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

As a stockholder of Steinway Musical Instruments, Inc., you have the option of voting your shares by mail, telephone
OR electronically on the internet. Your shares will be voted at the annual meeting in accordance with your proxy.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.cesvote.com	Call 1 (888) 693-8683
Have your proxy card available	Use any touch-tone telephone to	Mark, sign, and date your proxy
when you access the above	vote your proxy. Have your proxy	card, then detach it, and return it
website. Follow the prompts to	card available when you call.	in the postage-paid envelope
vote your shares.	Follow the voting instructions to	provided.
vote your shares.